Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. ANNOUNCES REVENUE

INCREASED BY 25.7% GROSS PROFITS UP BY 50.9%

London, Ontario, May 15, 2008 – Stellar Pharmaceuticals Inc. ("Stellar" or the “Company”) (TSX VENTURE:SLX.V) (OTCBB:SLXCF.OB) announced that for the three month period ended March 31, 2008, total operating revenues improved by 25.7%.  This improvement was driven by increased international sales for NeoVisc, while cost of products sold for the period improved to 24.3% of product sales compared to 31.4% of product sales in the same period in 2007. The reduction in cost of products sold was a result of a decrease in the cost of materials used in the manufacturing process, as well as healthier production yields. These positive operating changes resulted in a gross profit increase of 50.9% over the same period in 2007.

Increased sales revenue was mainly a result of the growth in international sales of NeoVisc, which grew by 103.3%, as Stellar’s new European partners increased their market penetration. While Canadian sales for the quarter decreased 9.5% compared to the same period in 2007 (due to price increases, which generated a buy-in of NeoVisc and Uracyst, in February 2007), BladderChek sales were up over 604% compared to the first quarter of 2007.

During the quarter the Company also received interim results of a 50 patient Canadian, community based, clinical trial with Uracyst, which showed positive results. The Company anticipates these results to be formally published or presented by the fourth quarter of this year and although there can be no assurance, the Company believes this will have a positive impact on Uracyst sales in all sectors.

Peter Riehl, Stellar’s President and CEO stated, “We are very pleased with our progress in this quarter and believe these improvements should continue to occur for the balance of the year. The Company is moving forward to execute on its strategy to improve the top line and believes it is in a more positive position in its move to a profitable status for 2008.”

As at March 31, 2008, the Company was debt free and had working capital of $3,852,700 of which $3,014,100 was in cash.

ABOUT STELLAR PHARMACEUTICALS INC.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

May 14, 2008 release

         STELLAR PHARMACEUTICALS INC.

CONDENSED BALANCE SHEETS

(Expressed in Canadian Dollars)

ASSETS
		As at	As at
		March 31, 2008	December 31, 2007
CURRENT		(Unaudited)	(Audited)
Cash and cash equivalents		$ 3,014,128	$ 3,211,126
Accounts receivable, net of allowance $nil (2007 - $nil)		298,455	272,341
Inventories		328,280	305,040
Taxes recoverable		164,714	164,714
Prepaid, deposits and sundry receivables		50,743	44,066
		3,856,320	3,997,287

PROPERTY, PLANT AND EQUIPMENT		808,554	822,692

OTHER ASSETS		61,154	55,430
LOAN RECEIVABLE		14,822	14,822
		$ 4,740,850	$ 4,890,231

LIABILITIES

CURRENT
Accounts payable		$ 230,649	$ 214,442
Accrued liabilities		122,102	192,364
Deferred revenues		8,475	10,573
		361,226	417,379

CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS' EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited	Non-voting, convertible, redeemable and retractable
	preferred shares with no par value
Unlimited	Common shares with no par value

ISSUED
23,822,540	Common shares (2007 - 23,822,540)	8,303,054	8,303,054
	Additional paid-in capital - options - outstanding	128,591	123,002
	- expired	623,417	623,417
		9,055,062	9,049,473
DEFICIT		(4,675,438)	(4,576,621)
		4,379,624	4,472,852
		$ 4,740,850	$ 4,890,231

May 14, 2008 release

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS AND DEFICIT

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period Ended March 31
	2008	2007

PRODUCT SALES	$ 329,456	$ 328,931
COST OF PRODUCTS SOLD (excluding amortization of $17,216 (2007 - $27,586)	80,111	103,132
MARGIN ON PRODUCTS SOLD	249,345	225,799
ROYALTIES & LICENSING REVENUE	197,956	90,765
WRITE-DOWN OF OBSOLETE INVENTORY	-	(20,145)
GROSS PROFIT	447,301	296,419
EXPENSES
Selling, general and administrative	490,991	512,784
Research and development	53,818	38,612
Amortization	30,383	40,442
	575,192	591,838
LOSS FROM OPERATIONS	(127,891)	(295,419)
INTEREST AND OTHER INCOME	29,074	34,029
NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	$ (98,817)	$ (261,390)
DEFICIT, beginning of period	(4,576,621)	(4,429,180)
DEFICIT, end of period	$ (4,675,438)	$ (4,690,570)
LOSS PER SHARE - Basic	$ 0.00	$ (0.01)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING	23,822,540	23,819,040

May 14, 2008 release

       STELLAR PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period Ended March 31
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (98,817)	$ (261,390)

Items not affecting cash
Amortization	30,383	40,442
Unrealized foreign exchange (gain) loss	(13,150)	1,082
Issuance of equity instruments for services rendered	5,589	2,749
Change in non-cash operating assets and liabilities	(112,184)	(128,326)
CASH FLOWS USED IN OPERATING ACTIVITIES	(188,179)	(345,443)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(15,906)	(1,087)
Increase in other assets	(6,063)	-
CASH FLOWS USED IN INVESTING ACTIVITIES	(21,969)	(1,087)

EFFECT OF EXCHANGE RATES ON CASH HELD
IN FOREIGN CURRENCY	13,150	(1,082)
CHANGE IN CASH AND CASH EQUIVALENTS	(196,998)	(347,612)
CASH AND CASH EQUIVALENTS, beginning of year	3,211,126	3,515,193
CASH AND CASH EQUIVALENTS, end of year	$ 3,014,128	$ 3,167,581

May 14, 2008 release

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Stellar Pharmaceuticals Inc.

544 Egerton St.

London, ON  N5W 3Z8

Peter Riehl

(800) 639-0643 or (519) 434-1540

or

Arnold Tenney

(416) 587-3200

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